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                                                                    EXHIBIT 20.1

                                                                          Page 1
CHASE MANHATTAN GRANTOR TRUST 1996-A

From: Chase Manhattan Bank, N.A.

To:   Norwest Bank Minnesota, N.A.


                   MONTHLY CERTIFICATEHOLDER'S REPORT
                   ----------------------------------

Due Period 3 Beginning Date                      04/01/1996

Due Period 3 End Date                            04/30/1996

Determination Date                               05/10/1996

Remittance Date                                  05/15/1996


I.    Monthly Principal and Principal Carryover Shortfall to Certificateholders

      (Per $1000 of Original Principal Amount)                  $ 34.3543092392

II.   Monthly Interest and Unpaid Interest to Certificateholders

(     Per $1000 of Original Principal Amount)                   $  4.0381149046

III.  Monthly Expenses Summary


      A. Servicing Fee Disbursement                              $ 1,144,855.09

      B. Cash Collateral Account Expense                         $         0.00

      C. Total Expenses paid
         (per $1000 of Original Principal Amount)                $ 0.7765605570

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                                                                          Page 2

IV.   Cash Collateral Account Deposit Amount                 $             0.00

V.    Outstanding Advance Summary


      A. From Prior Period                                   $     2,554,981.46

      B. From Current Period                                 $     2,694,767.33

      C. Change in Amount Between Periods (Lines B - A)      $       139,785.87

VI.   Pool Factor Information


      A. Certificate Principal Balance                       $ 1,323,178,797.02

      B. Initial Certificate Balance                         $ 1,474,263,764.33

      C. Pool Factor (Lines A / B)                               0.897518360713

VII.  Available Cash Collateral Account Information for
      Due Period

      A. Available Cash Collateral Amount                    $    68,691,305.51

      B. Available Cash Collateral Amount Percentage             4.999999999709%


VIII. Required Cash Collateral Amount

      A. For the Current Collection Period                   $    68,691,305.51

      B. For the Next Collection Period                      $    66,158,939.85